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                                                                    EXHIBIT 10.8


[WESTLAKE GROUP LOGO]                                       Westlake Center
                                                            2801 Post Oak Blvd.
                                                            Houston, Texas 77056

                                                            Tel: 713/960-9111
                                                            Fax: 713/960-8738

July 23, 2004

Ms. Ruth Dreessen
4103 Ruskin
Houston, TX 77005

Dear Ruth:

This letter is written to confirm the current terms of your employment with Westlake Management Services Corporation as summarized below, subject to the closing of Initial Public Offering (IPO) in 2004.

SECTION
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POSITION:             Sr. Vice President & Chief Financial Officer (CFO)

LOCATION:             Houston, Corporate Office

STATUS:               Regular, full-time employee

REPORTING:            You will report to Albert Chao, President.

BASE PAY:             Your base pay will be $270,000 per year effective July 1,
                      2004. However, if at the end of calendar year 2004 your total compensation is less than $300,000 per year, after including the management bonus, quarterly incentive, long-term incentive and profit sharing as discussed below, you will be paid the difference between your actual compensation and $300,000.

MANAGEMENT BONUS:     You will be eligible for participation in the annual EVA
                      Incentive Bonus program. Your target bonus will be 40% of base pay. The actual payment will be conditioned on the performance of the company and your individual contributions and may be higher or lower than the target.

QUARTERLY INCENTIVE:  You will be eligible for participation in the Quarterly
                      Incentive Plan. This plan currently has a maximum payment of 2% of annual base pay per quarter.

TERMINATION:          In the event of the discontinuance of your services at the
                      Company's or shareholder's request and not for cause:

                      A. You will become vested in all compensation and benefit plans for which there is a vesting schedule and given a cash payment were applicable based upon your eligibility as of the date of termination solely in accordance with the terms and conditions of each plan.

                      B. In the event your termination is solely as a result of a change in control you will be paid an amount equal to one times your annual compensation, to include your then current base pay, cash bonuses, based upon the prior calendar year actual payment, and an amount equivalent to the cash value of the long-term incentive provisions provided below at the 40% level. A termination in the event of a change of control in this respect will mean (i) your involuntary termination by the Company, a Subsidiary or their successor for any reason other than cause, (ii) your voluntary termination because your position and duties are diminished in a material way from your position or duties prior to a change of control (iii) your voluntary

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                      termination because you are required on an ongoing basis
                      to perform your regular duties at a materially different location from your location prior to the change of control. In all other events you will receive, in addition to A. above, the greater of a lump sum payment depending on the year during which the termination occurred or the Company's standard severance package:

                          a.  During 1st year of employment -      $200,000
                          b.  During 2nd year of employment -      $150,000
                          c.  During 3rd year of employment -      $100,000
                          d.  During 4th year of employment -      $ 50,000
                          e.  After the 4th year of employment -   $      0

LONG TERM INCENTIVE:  You will be eligible for awards under the provisions of the Performance Unit Plan (PUP) or any other long term incentive plan generally provided to company executives with a target grant equal to 40% of base pay.

OTHER BONUSES:        At the sole discretion of the Company additional bonuses
                      may be granted subject to the performance of the Company and your individual performance.

PROFIT SHARING:       You will be eligible for any profit sharing payments made
                      to employees at the discretion of the company.

VACATION:             Beginning in 2004 you will become eligible for a maximum
                      of 5 weeks vacation per year. No carryover provision will apply.

BENEFITS:             You will be eligible for all benefits provided to regular, full-time employees of Westlake Management Services pursuant to the terms and conditions of the plan documents and to the extent you have not previously waived your rights to these benefits.

CLUB: You will be eligible for membership in the University Club under our Corporate Membership Plan.

EXECUTIVE PHYSICAL:   You will be provided with annual executive physical
                      examination at company expense.

As a senior member of management your future executive compensation package will be reviewed by the Compensation Committee of the Board of Westlake Chemical Corporation.

Once you have completed your review of the summary above please acknowledge your agreement by signing below and returning a copy to my attention.



Best regards,

/s/ ALBERT CHAO
-------------------
Albert Chao
President


AGREED:

/s/ RUTH DREESSEN
-------------------
Ruth Dreessen


Cc:  D. R. Hansen


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